Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES SALE OF SUBSTANTIALLY
ALL OF NON-ICE BUSINESSES

Total Gross Proceeds of $20.25 million; Adjusts Annual Guidance for 2007

SEPTEMBER 12, 2007 - DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) today announced that it had recently completed the divestiture of its bottled water business and substantially all of its cold storage business for total gross proceeds of $20.25 million.  The businesses disposed of generated revenue and Adjusted EBITDA of approximately $9.0 million and $1.6 million, respectively, for the twelve months ended June 30, 2007.

“These businesses were sold at attractive valuations and the successful completion of the transactions represent a continuation of our strategy to focus on the growth of our core ice business,” commented Chief Executive Officer Jimmy C. Weaver.  “We would like to thank the employees of those operations for their years of hard work and wish them future success.”

The Company’s existing senior credit agreement requires that the net proceeds from the sale of the Company’s non-ice businesses must be used either to repay term borrowings under the credit facility or to make acquisitions and/or capital expenditures within twelve months of the receipt of such proceeds.  The Company is currently reviewing its options with regards to the use of the net proceeds.  Milkie Ferguson Investments, Inc. acted as the Company’s financial advisor on the sale of the non-ice businesses.

To date in the third quarter of 2007, the Company has completed three additional acquisitions for an aggregate purchase price of approximately $2.8 million.  Annual revenues and Adjusted EBITDA associated with these acquisitions are approximately $2.1 million and $0.7 million, respectively.

Annual Revenue, EBITDA and Net Income Guidance for 2007 Adjusted

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential impact of any mergers, acquisitions or other business combinations, or divestitures that may be completed after September 12, 2007.  These revised projections for 2007 include the effects of the sale of substantially all of the Company’s non-ice businesses and the 2007 impact of the acquisitions completed through the date of this press release.  These revised projections for

2007 do not give effect to the previously announced potential acquisition of the Company by funds managed by GSO Capital Partners LP or to any costs associated with the potential acquisition.

Revenues in 2007 are now expected to range between $335 million and $345 million and net income to range from $14.6 million to $19.7 million.  Diluted net income per share is expected to be in the range of $0.66 to $0.90.  Adjusted EBITDA for 2007 is expected to be in the range of $85 million to $90 million.  Excluding the impact of the proceeds of the sale of the non-ice businesses, Available Cash, as defined in the Company’s credit agreement, is expected to range from $48.7 million to $58.1 million in 2007, with Available Cash per diluted share ranging from $2.21 to $2.64.  Expected capital expenditures and proceeds from dispositions for the full year 2007 have not changed from the Company’s prior guidance.

In accordance with generally accepted accounting principles, the income from operations and gain on sale of those businesses, both net of tax, will be reported separately in the Company’s consolidated financial statements as “discontinued operations”.  As a result of this reclassification, the Company’s projected full year 2007 revenues and Adjusted EBITDA were reduced by $11 million and $2.5 million, respectively.

About the Company

Reddy Ice is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

Forward Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

[Financial table follows]

Supplemental Disclosure Regarding Non-GAAP Financial Information

EBITDA represents net income before income taxes, interest and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s credit facility.  EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, the Company intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  The Company evaluates operating performance based on several measures, including Adjusted EBITDA, as the Company believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility, including its ability to pay dividends.

Adjusted EBITDA as we have presented it, may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income”.  Users of this financial information should consider the types of events and transactions which are excluded.  A reconciliation of net income to EBITDA and Adjusted EBITDA follows:

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

RECONCILIATION OF PROJECTED NET INCOME TO

PROJECTED ADJUSTED EBITDA AND PROJECTED AVAILABLE CASH

(Unaudited)

	Projected
	Year Ending
	December 31,
	2007	2007
	Lower Range	Upper Range
	(in millions)

Net income	$14.6	$19.7
Depreciation expense related to cost of sales	19.8	19.2
Depreciation and amortization expense	6.4	6.0
Interest expense, net	30.6	29.8
Income tax expense	9.9	12.8
EBITDA	81.3	87.5
Other non-cash charges - stock-based compensation expense	4.1	3.9
Income from operations of non-ice businesses, net of tax	(0.0)	(0.4)
Gain on dispositions of non-ice businesses, net of tax	(0.4)	(1.0)
Adjusted EBITDA	85.0	90.0
Cash paid for interest expense, net	(16.1)	(15.3)
Cash paid for income taxes	(1.1)	(0.5)
Capital expenditures, net of proceeds from dispositions	(19.0)	(16.0)
Principal payments on debt	(0.1)	(0.1)
Available Cash	$48.7	$58.1